128 Sidney Street, Cambridge, MA 02139-4239                                                                                  TEL: (617) 995-2500FAX: (617) 995-2510

Contacts:

Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (617) 995-2500 info@immunogen.com	Media: Kira Gordon KMorrisPR (646) 243-4920 KiraGordon@earthlink.net

For Immediate Release

ImmunoGen, Inc. Announces that sanofi-aventis Has Extended the Term of its Research Collaboration with the Company

- ImmunoGen Also Gains More Flexibility to Expand Product Pipeline -

CAMBRIDGE, MA, August 31, 2006 - ImmunoGen, Inc. (Nasdaq: IMGN) today announced that sanofi-aventis U.S. LLC has exercised its right to extend the term of its research collaboration with the Company. ImmunoGen now will receive committed research support funding from sanofi-aventis through August 31, 2008. The Company also announced that, effective September 1, 2006, ImmunoGen will no longer be obligated to present new targets for antibody-based anticancer therapeutics to sanofi-aventis, enabling the Company to be able to use such targets in the development of its own proprietary products.

“We’re pleased that our relationship with sanofi-aventis will move to its next stage in an orderly and logical fashion and with the opportunity for significant return that this collaboration provides for ImmunoGen going forward,” commented Mitchel Sayare, ImmunoGen Chairman and CEO. “ImmunoGen will receive research support funding from sanofi-aventis through August 2008 and - starting tomorrow - we’re also free to use new targets that we identify for our own product programs. We continue to be entitled to receive milestone payments, manufacturing payments and royalties for each compound in the collaboration and to have certain co-promotion rights. After August 2008, we’ll also have the potential for compensation from sanofi-aventis for each license they take to use our technology with antibodies to targets that weren’t part of our research collaboration.”

In July 2003, ImmunoGen and Aventis Pharmaceuticals, Inc. (sanofi-aventis U.S. LLC’s predecessor in interest in connection herewith) established a collaboration to discover, develop, and commercialize novel antibody-based anticancer products. The collaboration includes:

·
Joint research - The two companies agreed to collaborate in the development of novel antibody-based anticancer compounds, with sanofi-aventis providing committed research funding to ImmunoGen. On August 31, 2005, sanofi-aventis exercised the first of its two options to extend the research part of the collaboration for an additional one-year period, and committed to provide ImmunoGen a minimum of $18.2 million over the 12-month period beginning September 1, 2006. Sanofi-aventis now has exercised the second of its two options, and committed to provide ImmunoGen with a minimum of $10.4 million in research support funding during the final, transition year of the collaboration - the 12-month period beginning September 1, 2007.

·
Collaboration Products - For each product developed under the research collaboration with sanofi-aventis, ImmunoGen is entitled to receive significant milestone payments plus royalties on sales. The Company also receives manufacturing payments for compounds produced on behalf of sanofi-aventis and has certain co-promotion rights on a product-by-product basis.

After August 2008, sanofi-aventis will need to license the right to use ImmunoGen’s maytansinoid TAP technology with antibodies to targets that were not part of the research collaboration between ImmunoGen and sanofi-aventis. Sanofi-aventis and ImmunoGen have agreed to negotiate a multi-target agreement to provide sanofi-aventis with access to ImmunoGen’s maytansinoid TAP technology for antibody targets that were not part of the research collaboration between ImmunoGen and sanofi-aventis.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Four TAP compounds are in clinical testing - huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, and AVE9633 and trastuzumab-DM1, which are in development by sanofi-aventis and Genentech, respectively. Amgen (formerly Abgenix), Biogen Idec, Biotest AG, Boehringer Ingelheim, Centocor, Genentech, Millennium Pharmaceuticals, Inc., and sanofi-aventis have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with sanofi-aventis.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the development of collaboration products, as well as the Company’s development of its own products. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission.

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